UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 22, 2010

AllianceBernstein Holding l.p.
(Exact name of registrant as specified in its charter)

Delaware	001-09818	13-3434400
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, New York, New York	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	212-969-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2010, AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AB Holding”) announced that Robert H. Joseph, Jr., Chief Financial Officer of AllianceBernstein, AB Holding and AllianceBernstein Corporation (“Corporation”), general partner of AllianceBernstein and AB Holding, is retiring, effective December 31, 2010 (“Retirement Date”).

The firm also announced that John B. Howard, age 40, will succeed Mr. Joseph as Chief Financial Officer of AllianceBernstein, AB Holding and the Corporation, effective March 22, 2010.

Mr. Joseph, AllianceBernstein and the Corporation have entered into an agreement setting forth the terms of Mr. Joseph’s retirement (“Joseph Retirement Agreement”).  Mr. Joseph will continue to be paid his base salary of $195,000, less applicable tax withholdings and other payroll deductions, through June 30, 2011.  Mr. Joseph shall receive, subject to his compliance with the agreements and covenants in the Joseph Retirement Agreement (including, but not limited to, his agreement to assist with the transition of his chief financial officer responsibilities to Mr. Howard) a 2010 year-end compensation award of $805,000, which shall be allocated between cash and deferred compensation in accordance with the formula AllianceBernstein generally uses for its employees.   The deferred piece of Mr. Joseph’s award shall vest and be distributed to him in accordance with the terms of AllianceBernstein’s Incentive Compensation Award Program (“ICAP”), which was filed as Exhibit 10.02 to AllianceBernstein’s Form 10-K for the fiscal year ended December 31, 2009, as filed with the U.S. Securities and Exchange Commission on February 11, 2010.

In addition, Mr. Joseph shall be awarded restricted units representing assignments of beneficial ownership of limited partnership interests in AB Holding (“Units”) in an amount equal to $625,000, which shall be determined by dividing $625,000 by the closing price on the New York Stock Exchange of a Unit on December 1, 2010, and rounded up to the nearest whole number.  These restricted Units shall vest ratably on December 1 in each of 2011, 2012, 2013 and 2014, provided, with respect to each installment, Mr. Joseph is in compliance with the agreements and covenants in the Joseph Retirement Agreement.  Mr. Joseph will also receive, through June 30, 2011, continuing medical and dental coverage under AllianceBernstein’s group plans, as described in the Joseph Retirement Agreement.

Mr. Howard, a certified public accountant since 1991, was Chief Financial Officer and Chief Operating Officer of AQR Capital, a privately-held investment management firm, from 2007 through March 2010.  Prior to joining AQR Capital, he spent ten years with Knight Capital Group (Nasdaq: NITE), where he most recently served as Chief Financial Officer (2003 to 2007) and a member of that firm’s Executive Committee, which manages the day-to-day operations of the firm.  As part of his responsibilities with Knight Capital Group, Mr. Howard assisted executive management with developing and monitoring the firm’s strategic plans and objectives, directed project teams responsible for six acquisitions exceeding $600 million and the sale of a major operating division for $240 million, and routinely interacted with sell-side analysts and institutional shareholders of the firm.

As Chief Financial Officer of AllianceBernstein, Mr. Howard will be paid a gross annual salary of $200,000.  For 2010, his total year-end cash bonus and long-term incentive compensation award (pursuant to the ICAP) shall be no less than $1,800,000, which shall be allocated between cash and deferred compensation in accordance with the formula AllianceBernstein generally uses for its employees.  In addition and for 2010 only, Mr. Howard shall be granted, at year-end, in accordance with the terms and conditions of the ICAP, an additional award of $2,500,000 as replacement equity for awards he is forfeiting by leaving AQR Capital.

Section 7.	Regulation FD

Item 7.01.	Regulation FD Disclosure.

AB Holding is furnishing a news release announcing that Robert H. Joseph, Jr., in connection with his retirement, has resigned as Chief Financial Officer of AllianceBernstein, AB Holding and the Corporation, effective March 22, 2010, and that John B. Howard will replace Mr. Joseph as Chief Financial Officer.  Our news release (“News Release”) relating to this managerial change is attached hereto as Exhibit 99.01.

Section 9.	Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.01	News Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AllianceBernstein Holding l.p.

Dated: March 23, 2010	By:	/s/ Laurence E. Cranch
Laurence E. Cranch General Counsel